Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations Contact:

Scott Simon

(808) 546-5466

Investor Relations Contact:

Brian Tanner

(808) 546-3442

HAWAIIAN TELCOM APPOINTS SCOTT BARBER CHIEF OPERATING OFFICER

Seasoned Operations Leader to Further Company’s

Next Generation Communication Advances

(HONOLULU, December 19, 2012) Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM), Hawaii’s leading provider of integrated communications solutions for business and residential customers, announced the Company’s appointment of Scott Barber as Chief Operating Officer (COO).

Barber will be responsible for Hawaiian Telcom’s Customer Operations, Technology, Sales and Marketing teams, and will report directly to Eric Yeaman, Hawaiian Telcom’s President and Chief Executive Officer.

“I’m delighted that Scott Barber is bringing his stellar leadership record and expertise to our Hawaiian Telcom team,” said Yeaman.  “Scott’s experience ranges from his beginnings as a construction lineworker, up through the management ranks in engineering, network, and operations areas, to recent success as the COO of SureWest Communications.”

Barber spent most of his career with SureWest Communications and was COO at the time of that company’s acquisition by Consolidated Communications in July 2012.  He has led operational efforts that mirror Hawaiian Telcom’s own rollout of internet protocol television (IPTV) over fiber optic and copper facilities; residential triple play (voice, video, and broadband) packages; next generation voice, data, and managed services for business; and wireless data backhaul.  Since July, Barber has served as Consolidated Communications’ Vice President of Operations.

“I’m excited about the opportunities I see to fortify Hawaiian Telcom’s position as the state’s leading provider of forward-thinking communications solutions,” said Barber.  “Together with Hawaiian Telcom’s team of dedicated employees, we’re committing to delivering tomorrow’s technology, value, and superior service that customers want and deserve.”

Barber’s appointment is effective January 14, 2013.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and projections that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons.  More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2011 Annual Report on Form 10-K. The information contained in this release is as of December 19, 2012. It is anticipated that subsequent events and developments may cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM), headquartered in Honolulu, is Hawaii’s leading provider of integrated communications solutions for business and residential customers.  With roots in Hawaii beginning in 1883, the Company offers a full range of services including voice, video, Internet, data, wireless, and advanced communication and network services supported by the reach and reliability of its network and Hawaii’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit www.hawaiiantel.com.

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